Exhibit 15.1
ACCOUNTANT’S ACKNOWLEDGEMENT
Board of Directors and Shareholders
PepsiCo, Inc.
Re:       Registration Statement on Form S-3 filed with the Securities and Exchange Commission
With respect to the subject registration statement, we acknowledge our awareness of the incorporation by reference therein of our reports dated April 24, 2008, July 23, 2008 and October 15, 2008 related to our reviews of PepsiCo Inc.’s interim financial information.
Pursuant to Rule 436 under the Securities Act of 1933 (the “Act”), such report is not considered part of a registration statement prepared or certified by an accountant, or report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.
/s/ KPMG LLP
New York, New York
October 15, 2008